Exhibit 99.1

WorldHeart Participates in NIH Award for Further Development of a Miniaturized MagLev VAD

Salt Lake City, UT — February 4, 2010: (“WorldHeart”; NASDAQ: WHRT) —- World Heart Corporation (WorldHeart) announced today that it was part of a consortium awarded a $5.6 million, 4-year contract by the National Institutes of Health (NIH) to further develop the PediaFlow™ VAD to clinical trial readiness.

The PediaFlow VAD, a miniaturized implantable fully magnetically levitated blood pump, is intended for neonates and infants. It has evolved significantly through design and development with funding from a previous NIH contract, and supplemental funding and technology contributions from WorldHeart. This device is now approximately the size of a AA battery and was successfully evaluated in a multi-month animal experiment in 2009.

Led by the University of Pittsburgh, the consortium, one of four NIH award recipients nationwide, consists of Carnegie-Mellon University of Pittsburgh PA, LaunchPoint Technologies of Goleta CA, and WorldHeart.

Dr. Harvey Borovetz, the Principal Investigator of the consortium, and Distinguished Professor and Chairman at the Department of Bioengineering at the University of Pittsburgh commented, “We are honored that the PediaFlow VAD and our consortium have been recognized by NIH, as well as our clinical and scientific peers, for our advances and the capability of this potentially revolutionary blood pump technology. We have demonstrated significant technical progress over the last five years. We are very pleased to again partner with WorldHeart.  We have a long and professionally productive relationship with WorldHeart in both PediaFlow VAD and Levacor™ VAD development.”

WorldHeart’s role is that of an industrial partner, focusing on device design finalization, testing, manufacturing, regulatory and clinical affairs. Mr. Alex Martin, WorldHeart’s CEO, added that “While WorldHeart continues to focus on the ramp-up of its recently initiated Bridge-to-Transplant (BTT) US trial of the Levacor VAD, this competitive NIH award allows us to further the development of our miniaturized magnetically levitated blood pump platform, which includes not only the PediaFlow VAD but also the MiVAD™”.

The MiVAD is designed to provide partial cardiac support between 2-4 liters per minute to less sick cardiac patients than those served by existing full-support Left Ventricular Assist Devices (LVADs). The MiVAD is designed to be implanted using minimally invasive surgical techniques.  WorldHeart secured the exclusive intellectual property rights to the PediaFlow VAD and MIVAD technologies in 2009.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems and is headquartered in Salt Lake City, Utah. WorldHeart’s registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the advancement of WorldHeart’s clinical development programs, including the development of PediaFlowVAD and MiVAD, the potential clinical benefits of the Levacor VAD, PediaFlow VAD and MiVAD, bridge-to-transplant clinical study of Levacor VAD, and the growth of WorldHeart’s overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: successful development of PediaFlow VAD and MiVAD, risks involved in the clinical trials of the Levacor VAD, WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; commercialization of new technologies in the area of miniaturization of magnetically levitated blood pumps; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 , June 30, 2009, and September 30, 2009.

www.worldheart.com

SOURCE World Heart Corporation

Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361